Exhibit 99.7

Confidential

Execution Version

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of October 13, 2025 (this “Limited Guarantee”), by Hongru Zhou (the “Guarantor”) in favor of Bright Scholar Education Holdings Limited, an exempted company incorporated with limited liability incorporated under the laws of the Cayman Islands (the “Guaranteed Party”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1. GUARANTEE.

(a) To induce the Guaranteed Party to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Excellence Education Investment Limited (“Parent”), Bright Education Mergersub Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will be merged with and into the Guaranteed Party (the “Merger”) with the Guaranteed Party continuing as the surviving company in the Merger and a wholly owned Subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, the due and punctual payment, observance, performance and discharge as and when due of 76.85% (the “Guaranteed Percentage”) of the payment obligations of Parent with respect to (i) the payment of the Parent Termination Fee pursuant to Section 9.2(c) of the Merger Agreement (subject to the terms and limitations of Section 9.2(d) of the Merger Agreement) and (ii) the reimbursement obligations of Parent pursuant to Section 9.2(f) of the Merger Agreement (the aggregate obligations of Parent in sub-clauses (i) and (ii) collectively, without regard to the Guaranteed Percentage thereof, the “Obligations”); provided that, in no event shall the Guarantor’s aggregate liability under this Section 1(a) exceed the Guaranteed Percentage of the Obligations (the “Cap”). This Limited Guarantee may be enforced for the payment of money damages only. The Guaranteed Party, by execution of this Limited Guarantee, agrees that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with, this Limited Guarantee, the Subscription Agreement or the Merger Agreement or any of the transactions contemplated hereby or thereby, other than as expressly set forth herein or in the Subscription Agreement. The Guaranteed Party, by execution of this Limited Guarantee, further acknowledges that, in the event that Parent has any unsatisfied payment obligations, payment of the Guaranteed Percentage of the Obligations in accordance with and subject to the terms and conditions of this Limited Guarantee by the Guarantor (or by any other person, including Parent or Merger Sub on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligations with respect thereto. All payments hereunder shall be made in lawful money of the United States in immediately available funds.

(b) All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid any or all of the Obligations as and when due pursuant to Sections 9.2(c) or (f) of the Merger Agreement and subject to the other relevant terms and limitations of the Merger Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may, at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of such Obligation, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor, subject to limitations described herein.

(c) Concurrently with the delivery of this Limited Guarantee, Mr. Ruolei Niu (the “Other Guarantor”) is also entering into a limited guarantee substantially identical to this Limited Guarantee (the “Other Guarantee”) with the Guaranteed Party. This Limited Guarantee shall become effective upon the substantially simultaneous signing of this Limited Guarantee and the Other Guarantee. The Guarantor’s Obligations under this Limited Guarantee shall be separate and independent from the Other Guarantor’s obligations under the Other Guarantee. The obligations for the Guarantor and the Other Guarantor shall be several and not joint.

(d) The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder, including without limitation in the event (i) the Guarantor asserts in any Action that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such Action, or (ii) the Guarantor fails or refuses to make any payments to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder, which amounts will be in addition to the Obligations.

2. CHANGES IN OBLIGATION, CERTAIN WAIVERS.

(a) The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent, Merger Sub, or the Other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement among the Guaranteed Party and Parent, Merger Sub or such other Person without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee. The Guaranteed Party shall not release the Other Guarantor from, or extend the time of payment of, any obligations under the Other Guarantee or amend or waive any provision of the Other Guarantee except to the extent the Guarantor under this Limited Guarantee is released, the payment obligation under this Limited Guarantee is extended or the provisions of the Limited Guarantee are amended or waived, in each case, on terms and conditions no less favorable than those applicable to the Other Guarantee. The Guarantor agrees that, except as set forth in clause (i) in the last sentence of Section 2(c) and except for termination in accordance with Section 7 of this Limited Guarantee, the obligation of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub, or the Other Guarantor or any other Person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of any of the Obligations, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with its terms or any agreement evidencing, securing or otherwise executed in connection with any portion of the Obligations, in each case, to the extent any of the foregoing does not have the effect of increasing the Cap; (iii) the addition, substitution, legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Guaranteed Percentage of the Obligations as a result of payment in full of the Guaranteed Percentage of the Obligations in accordance with their terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent or Merger Sub under the Merger Agreement) of any Person now or thereafter liable with respect to any portion of the Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (v) any Enforceability Exceptions of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement or any of their respective assets or any other Person now or hereafter liable with respect to any portion of the Obligations; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party or any of their respective Affiliates, whether in connection with the Obligations or otherwise (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement); (vii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge or release of the Guarantor as a matter of law or equity (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment of the applicable Obligations in accordance with its terms, a full discharge or release of Parent with respect to the Obligations under the Merger Agreement, or as a result of valid defenses to the payment of the Obligations that would be available to Parent under the Merger Agreement); (viii) the adequacy of any other means the Guaranteed Party may have of obtaining repayment related to the Obligations; or (ix) the value, validity, legality or enforceability of the Merger Agreement. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the occurrence of any Obligations and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than valid defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement). The Guarantor acknowledges that he will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b) The Guaranteed Party hereby covenants and agrees that it shall not institute, and shall cause its controlled Affiliates not to institute, directly or indirectly, in the name of or on behalf of the Guaranteed Party or any other Person, any Action arising under, or in connection with, the Transaction Agreements or any other agreement or instrument delivered pursuant to such Transaction Agreements, or any of the transactions contemplated hereby or thereby, against the Guarantor or any of his spouse, immediate family members, heirs, executors, administrators, trustees, legal representatives, beneficiaries, agents, Affiliates, successors or assigns, Parent or Merger Sub or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (but not including the Guarantor, the Other Guarantor, Parent or Merger Sub or their respective successors and assigns under the Transaction Agreements, each of these persons, a “Non-Recourse Party” and collectively, the “Non-Recourse Parties”), except for claims against (i) the Guarantor (but not any Non-Recourse Party) under (and to the extent permitted by) this Limited Guarantee by the Guaranteed Party (subject to the limitations described herein), (ii) the Other Guarantor under (and to the extent permitted by) the Other Guarantee (subject to the limitations described therein); (iii) the Subscribers (as defined therein) and their respective successors and permitted assigns under the Subscription Agreement, (iv) Parent and Merger Sub and their respective successors and assigns under the Merger Agreement pursuant to the terms thereof, (v) Ultimate Wise and Merger Sub under the Ultimate Wise SPA, and (vi) Parent, Merger Sub and Sure Brilliant under the Rollover Agreement (the claims under clauses (i) through (vi), whether or not against the Guarantor, the Other Guarantor, Subscribers, Parent, Merger Sub, Sure Brilliant, Ultimate Wise and/or their respective successors and assigns, collectively, the “Retained Claims”).

(c) Except as set forth in Section 2 hereof, the Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that he may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance or enforcement of the Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or the Other Guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, but not limited to, the right to take or receive from Parent, Merger Sub or the Other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Guaranteed Percentage of the Obligations shall have been paid in full in immediately available funds by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor). If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Guaranteed Percentage of the Obligations by the Guarantor (or by any other Person, including Parent or Merger Sub, on behalf of the Guarantor), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Percentage of the Obligations in accordance with the terms of the Merger Agreement and this Limited Guarantee, whether matured or unmatured, or to be held as collateral for such Guaranteed Percentage of the Obligations. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Party hereby agrees (i) to the extent the Obligations are not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of his obligations to make payments under this Limited Guarantee for the same obligation for which Parent and Merger Sub were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of his obligations under this Limited Guarantee (which in any event shall be subject to the limitations described herein) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligations, other than defenses arising from the Enforceability Exceptions of Parent or Merger Sub and other defenses expressly waived herein.

3. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub or any other Person (including the Other Guarantor) now or hereafter liable for the Obligation or interested in the transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights, remedies, whether express, implied or available as a matter of law, of the Guaranteed Party.

4. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a) he has the requisite power, authority and legal capacity to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee do not contravene any Law, judgment or contractual restriction binding on the Guarantor or his assets;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity or any other Person necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or any other Person is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d) assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law);

(e) the Guarantor is solvent and shall not be rendered insolvent as a result of his execution and delivery of this Limited Guarantee or the performance of his obligations hereunder; and

(f) the Guarantor has the financial capacity to pay and perform his obligation under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill his Obligation under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign or delegate their respective rights, interests or obligations hereunder, in whole or in part, to any other Person (except by operation of Law, provided that no such assignment by the Guarantor shall relieve the Guarantor or any of his obligations hereunder) without the prior written consent of the Guaranteed Party or the Guarantor, as the case may be.

6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted electronically by email, (c) upon confirmation of receipt after dispatch by registered or certified mail, postage prepaid, addressed, or (d) on the next Business Day if transmitted by international overnight courier, in each case to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Guarantor:

3303B2, 33/F, The Centrium

60 Wyndham Street, Central

Hong Kong

Attention: Qing Yao

with a copy (which shall not constitute notice) to:

King & Wood Mallesons

28th Floor, China Resources Tower

2666 Keyuan South Road, Nanshan District

Shenzhen, Guangdong 518052

People’s Republic of China

Attention: Owen Wang

Email: owen.wang@cn.kwm.com

If to the Guaranteed Party, as provided in the Merger Agreement.

7. CONTINUING GUARANTEE. Unless terminated pursuant to this Section 7, this Limited Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and his successors and permitted assigns until all of the Guaranteed Percentage of the Obligations (subject to the limitations described herein) has been satisfied in full. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligation under this Limited Guarantee as of the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which the Obligation is, in accordance with Sections 9.2(c) and (f) of the Merger Agreement, due and owing by Parent or where there is otherwise any outstanding Obligation at the time of such termination (such termination, a “Qualifying Termination”); (c) the payment in full of the Obligations, and (d) the 120th day after a Qualifying Termination unless prior to the 120th day after such Qualifying Termination, the Guaranteed Party shall have commenced a legal proceeding against Parent or Merger Sub alleging any Obligation is due and owing or against the Guarantor alleging amounts payable by the Guarantor to the Guaranteed Party under this Limited Guarantee, in which case this Limited Guarantee shall terminate upon either (i) a final, non-appealable resolution of such claim and payment of the Obligations, if applicable or (ii) a written agreement signed by each of the parties hereto terminating this Limited Guarantee. If any payment or payments made by Parent or Merger Sub or any part thereof in respect of the Obligation, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made. In the event that the Guaranteed Party or any of its controlled Affiliates institutes any suit, action or proceeding or makes any claim (A) asserting that any of the provisions of this Limited Guarantee limiting the Guarantor’s liability under Section 1(a) to the Cap are illegal, invalid or unenforceable in whole or in part or that the Guarantor is liable in excess of or to a greater extent than the Cap with respect to the Guarantor’s liability under Section 1(a), or (B) asserts any theory of liability against Non-Recourse Party other than the Retained Claims, then (1) the Obligation of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (2) if the Guarantor has previously made any payments under this Limited Guarantee, he shall be entitled to recover such payments from the Guaranteed Party, and (3) neither the Guarantor, Parent, Merger Sub nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its Affiliates with respect to the transactions contemplated by the Transaction Agreements or otherwise.

8. NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person other than the Guarantor (and his successors and permitted assigns) has any obligation hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligation or their creation, against, and no personal liability shall attach to, any Non-Recourse Party, through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Guaranteed Party against any Non-Recourse Party (including any claim to enforce the Subscription Agreement), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for any Retained Claims. The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless the Closing occurs. Recourse against the Guarantor pursuant to this Limited Guarantee and against the Other Guarantor pursuant to the Other Guarantee shall be the sole and exclusive remedy of the Guaranteed Party and all of its controlled Affiliates against the Guarantor, the Other Guarantor, Parent or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Transaction Agreements or the transactions contemplated thereby, except for any Retained Claims. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein.

9. NATURE OF GUARANTEE. The Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligation hereunder. In the event that any payment to the Guaranteed Party in respect of any of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Guaranteed Percentage of such Obligations, subject to the terms and conditions hereof, as if such payment had not been made. This Limited Guarantee is a primary and original obligation of the Guarantor and an unconditional and continuing guarantee of payment and is not of collection or merely the creation of a surety relationship, and the Guaranteed Party shall not be required to initiate any legal proceedings against Parent or Merger Sub before proceeding against the Guarantor hereunder.

10. GOVERNING LAW. This Limited Guarantee shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

11. DISPUTE RESOLUTION. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the HKIAC and resolved in accordance with the HKIAC Rules in force at the relevant time. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of one Arbitrator (the “Arbitrator”). The claimant(s) and the respondent(s), irrespective of number, shall jointly nominate the Arbitrator. In the event the claimant(s) or respondent(s) shall fail to nominate or agree on the joint nomination of the Arbitrator within the time limits specified by the HKIAC Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

12. COUNTERPARTS. This Limited Guarantee may be executed by facsimile or email and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13. MISCELLANEOUS.

(a) This Limited Guarantee and the other Transaction Agreements contain the entire agreement between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Guaranteed Party and the Guarantor in writing.

(b) Any provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above.

Guarantor

Hongru Zhou

By:	/s/ Hongru Zhou

[Signature Page to Hongru Zhou Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

Guaranteed Party

Bright Scholar Education Holdings Limited

By:	/s/ Jun Zhao
Name:	Jun Zhao
Title:	Chairman of the Special Committee

[Signature Page to Hongru Zhou Limited Guarantee]